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                                                                      Exhibit 12

                      GE FINANCIAL ASSURANCE HOLDINGS, INC.
                           AND CONSOLIDATED AFFILIATES

                Computation of Ratio of Earnings to Fixed Charges

                                                Nine Months
                                                  Ended                Years Ended December 31,                     Six Months
                                               December 31,    ------------------------------------------------   Ended June 30,
                                                   1993            1994              1995              1996           1997
                                              --------------    -------------    -------------    -------------    -------------
(Dollar amounts in millions)
Net earnings .....................................  $  35          $  72             $ 101           $  229          $ 203
Provision for income taxes .......................     15             51                67              140            128
Minority interest in net earnings of
 consolidated affiliates .........................     --             --                --                1             --
                                                    -----          -----             -----           ------          -----
Income before provision for income taxes
 and minority interest ...........................     50            123               168              370            331
Fixed charges:
 Interest ........................................     --             --                --                1              6
 One-third of rentals ............................      1              3                 3                5              4
                                                    -----          -----             -----           ------          -----
Total fixed charges ..............................      1              3                 3                6             10
Less interest capitalized, net of
 amortization ....................................     --             --                --               --             --
                                                    -----          -----             -----           ------          -----
Earnings before provision for income taxes
 and minority interest plus fixed charges ........  $  51          $ 126             $ 171           $  376          $ 341
                                                    =====          =====             =====           ======          =====
Ratio of earnings to fixed charges ...............     51             42                57               63             34
                                                    =====          =====             =====           ======          =====
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